Exhibit 99.1

GeoVax Begins Oncology Immunotherapy Program

GeoVax to Apply its MVA-VLP Vaccine Technology to Cancer Immunotherapy

Collaborative Research Agreement Signed with University of Pittsburgh

ATLANTA, GA, December 8, 2015 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines, announced today that it has begun a new program to evaluate its MVA-VLP vaccine platform for use in cancer immunotherapy, and has entered into a Collaborative Research Agreement with the University of Pittsburgh for selection and testing of vaccine candidates.

Currently cancer kills half of all men and one third of all women diagnosed in the United States. In 2015, it is estimated that more than half a million Americans will die from cancer and by 2025, the global burden will rise to 19.3 million new cases per year. Vaccination could be the most cost-effective medical intervention against cancer – especially in developing countries where mortality remains higher than in developed countries due to lack of early detection tools and access to treatment facilities.

Certain tumor-associated antigens such as CEA (cancer embryonic antigen), PSA (prostate specific antigen) and MUC1 (cell surface associated mucin 1) are over-expressed (that is, produced in very large quantities) and aberrantly expressed (that is, produced in abnormal forms) in many advanced types of cancer. These antigens in the actual tumors are often recognized as abnormal by patients’ immune systems but are not sufficiently immunogenic to trigger an effective immune response. The tumor antigens must be presented to the body in a different form, or in a different way, to enlist the immune system in fighting the cancer. GeoVax believes that its MVA-VLP platform may be able to do exactly this. With infectious disease targets like HIV and Ebola, the Company’s vaccine platform uses modified vaccinia Ankara (MVA) encoded with certain genes from viral targets, to support in vivo production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. Similarly, GeoVax believes that certain cancer antigens can be genetically modified and delivered using its MVA-VLP platform to train a patient’s own immune system to selectively seek and destroy those cells bearing such antigens.

Harriet Robinson, Ph.D., GeoVax’s Chief Scientific Officer, commented, “We believe our MVA-VLP vaccine platform will allow co-expression of specific cancer antigens and immunomodulatory elements (if needed) tailored to induce a patient’s humoral and cellular responses to effectively target and destroy cancer cells. We expect our planned studies to further demonstrate the broad utility of our MVA vaccine vector beyond infectious diseases for a wide range of possible vaccines.”

Robert T. McNally, Ph.D. GeoVax’s President and CEO, said, “This is an exciting new area for GeoVax. Our primary focus will continue to be infectious disease targets, as with our HIV and Ebola vaccine programs, but the application of our vaccine technology to oncology offers the prospect of addressing some very important unmet medical needs, as well as a significant opportunity to increase shareholder value. We are pleased to enter into a research collaboration with the University of Pittsburgh, which will screen our antigen-expressing vaccine candidates using monoclonal antibodies and select vaccines for testing in animal models. We intend to pursue additional collaborations with leading research institutions and others with novel cancer antigens or technologies suitable for use with our MVA-VLP platform.”

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using its VLP vaccine platform. The Company’s most advanced development programs are focused on vaccines against Human Immunodeficiency Virus (HIV) and hemorrhagic fever viruses (Ebola, Marburg). GeoVax’s vaccine platform supports in vivo production of non-infectious virus-like particles (VLPs) from the cells of the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent and control the target infection should it appear.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the NIH-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s HIV vaccines, in various doses and combinations, have been tested in about 500 humans. For more information, go to www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent HIV or Ebola infection in humans or protect against cancer, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220